UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2011

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 4, 2011, the Company received written notification (the “Determination Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC stating that the Company’s Common Stock is subject to delisting from The NASDAQ Capital Market, pending the Company’s opportunity to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

As previously disclosed, on April 13, 2011, the Company received a staff deficiency letter from the NASDAQ Stock Market notifying the Company that it did not meet the requirement to maintain a minimum of $2,500,000 in stockholders’ equity set forth in NASDAQ Listing Rule 5550(b)(1).

The Company intends to request a hearing before the Panel to review the Determination Letter, which will stay any action with respect to the Determination Letter and allow the continued listing of the Company’s common stock on The NASDAQ Capital Market until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance and to request that the Panel allow the Company additional time within which to regain compliance. If the Panel or the Staff of NASDAQ accepts our plan, NASDAQ can grant the Company a period of up to 180 calendar days from the date of the October 4, 2011 Determination Letter to regain compliance with the Listing Rule. There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 7, 2011	PRESSURE BIOSCIENCES, INC.
/s/Richard T. Schumacher
	By:	_____________________________
Richard T. Schumacher, President and Chief Executive Officer